EMPLOYMENT AGREEMENT
As amended and restated January 2010
(James V. O'Donnell)

THIS AGREEMENT is made by and between American Eagle Outfitters, Inc. ("Company") and James V. O'Donnell ("Executive"), and is effective as of the date it has been fully executed by both parties.

Company agrees to continue to employ Executive as Chief Executive Officer ("CEO") through fiscal 2012, and Executive hereby accepts this offer and agrees to serve Company subject to the general supervision, advice and direction of Company's Chairman ("Chairman") and Board of Directors ("Board"), and upon the following terms and conditions:

1. Position and Duties.

1.1.1. Executive shall be employed as Company's CEO through fiscal 2012, with such authority and duties as are customary for this position, including, without limitation: supervising and managing all aspects of the Company's businesses; direct responsibility for each of the Company's brands; further developing, refining and implementing the Company's strategic growth plans; and assisting the Board in its plans for a CEO successor. Executive shall have overall responsibility for Company's domestic and international operations and shall perform such other services and duties as the Chairman or Board may from time to time designate.

1.1.2. Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company through fiscal 2012, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder. Executive may, with the prior written consent of the Chairman, sit on the boards of other businesses, provided that they are not direct competitors or vendors.

1.2. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

1.3. Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Such rights shall not be subject to arbitration under paragraph 6.

2. Term. This Agreement shall terminate at the end of the Company's 2012 fiscal year on February 1, 2013, unless sooner terminated as provided herein or unless otherwise extended by the mutual written agreement of both parties.

3. Compensation.

3.1. Base Salary. Company shall increase Executive's annual base salary from its current level of $1,600,000 per year to $1,700,000 per year effective for the next fiscal year ended January 29, 2011 ("fiscal 2010"), payable in equal installments in accordance with Company's payroll practices for executive employees. Executive agrees to defer pursuant to Company's Deferred Compensation Plan the amount of base salary for each calendar year that is greater than $1,000,000. The Compensation and Stock Option Committee (the "Committee") of the Board will establish Executive's base salary and other compensation for fiscal 2011 and fiscal 2012 by notice to Executive prior to the end of the prior fiscal year, and base salary shall be not less than the amount for the immediately preceding fiscal year.

3.2. Cash Bonus.

3.2.1. Incentive Bonus. Executive will be eligible to receive an annual incentive bonus targeted at 130% of his base salary with a maximum bonus of 260% of base salary under the Company's 2005 Stock Award and Incentive Plan, as amended ("the Plan"). The Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes to the maximum extent possible the amount of any annual incentive bonus. The incentive bonus determined to be due, if any, will be paid within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

3.2.2. Long Term Incentive Cash Plan. Executive is eligible to receive a long term incentive bonus under the Company Long Term Incentive Cash Plan, which has been established under the Plan (the "LTI Plan"), for fiscal 2009 and has an account balance for prior years under the LTI Plan (the "LTI Account"). Executive will receive payment of: (a) one-half of the amount in the LTI Account on the day in spring 2010 when the other executives of the Company receive their fiscal 2010 payment; and (b) the entire remaining amount in the LTI Account on the day in spring 2011 when the other executives of the Company receive their fiscal 2011 payment. It is the Company's intention that the LTI Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes all amounts paid pursuant to the LTI Plan.

3.3. Long Term Equity Compensation. Executive shall receive long term equity incentive compensation under the Plan for each fiscal year on terms similar to those of other senior executives at the Company as set forth below.

3.3.1. Restricted Stock Unit Awards. The Chairman shall recommend to the Committee that Executive receive three annual grants of restricted stock unit awards during the term of this Agreement, one for each of fiscal years 2010, 2011 and 2012, with each grant made pursuant to and subject to all terms and conditions set forth in the Plan. For fiscal 2010 the size of the award shall be equal to the number of shares of Company's common stock equal to $3,990,000 divided by the closing sale price on the grant date. The amount of the award for fiscal years 2011 and 2012 shall be fixed by the Committee. Pursuant to the terms of the Plan, each restricted stock unit award will vest and be paid in three equal annual installments. Either the grant or the vesting of the awards will be subject to achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to any vesting or payment. It is the parties' intention that the Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes to the maximum extent possible the value of all restricted stock unit awards. The delivery of restricted stock earned will be made on the business day closest to the anniversary of the grant date as set forth in the award agreement. Any restricted stock unit awards unvested at the time of termination of Executive's employment shall (subject to achievement of any applicable performance goals) continue to vest without pro-ration; provided, however, that if employment is terminated by Executive's disability (as that term is defined in Treasury Regulation Section 1.409A-3(i)(4)) or death all such awards shall immediately vest in full and shall be paid within 30 days after such disability or death, and; provided, further, if employment is terminated "for cause," all such unvested awards shall lapse.

3.3.2 Long-term Performance Restricted Stock Unit Awards. The Chairman shall recommend to the Committee that Executive receive three annual grants of long-term performance restricted stock unit awards during the term of this Agreement, one for each of fiscal years 2010, 2011 and 2012, with each grant made pursuant to and subject to all terms and conditions set forth in the Plan. For fiscal 2010 the size of the award shall be equal to the number of shares of Company's common stock equal to $2,850,000 divided by the closing sale price on the grant date. The amount of the award for fiscal years 2011 and 2012 shall be fixed by the Committee. Pursuant to the terms of the Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to vesting (as certified by an outside audit by Company's then current outside audit firm for the fiscal year applicable to the respective performance goal). It is the parties' intention that the Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes to the maximum extent possible the value of all long-term performance restricted stock unit awards. The delivery of restricted stock earned, if any, will be made within 120 calendar days after the close of Company's fiscal year. Any long-term performance restricted stock unit awards unvested at the time of termination of Executive's employment shall (subject to achievement of the applicable performance goals) continue to vest without pro-ration and shall be paid within 30 days after such vesting; provided, however, if employment is terminated "for cause," all such unvested awards shall lapse.

3.3.3. Stock Options. The Chairman shall recommend to the Committee that Executive receive three grants of stock options during the term of this Agreement, the first for fiscal 2010, the second in fiscal 2011 and the third in fiscal 2012, with each grant made pursuant to and subject to all terms and conditions set forth in the Plan. The fiscal 2010 grant shall be made the date this Agreement is executed and shall be for the number of shares of Company's common stock with a grant date value equal to $4,560,000 based on the method used by the Company for computing stock option expense for financial statement purposes and with an exercise price equal to the fair market value of the common stock on the grant date as defined in the Plan. The fiscal 2011 and 2012 grants shall be made on the dates that other executive officers of Company receive their annual stock option grants and shall be for the number of shares of Company's common stock with a grant date value to be determined by the Committee. Each option shall vest and be exercisable as to one third of the amount of the grant on each of the first three anniversaries of the grant date. Any stock options unvested at the time of termination of Executive's employment shall continue to vest without pro-ration; provided, however, that if employment is terminated by Executive's disability (as that term is defined in Treasury Regulation Section 1.409A-3(i)(4)) or death, all such options shall immediately vest in full and; provided, further, if employment is terminated "for cause," all such unvested options shall lapse. Options will be exercisable until the earlier of (a) seven years from the grant date, or (b) (i) for options that are or become exercisable upon the termination of Executive's employment (including those accelerated on death or disability), for one year after the termination of employment and (ii) for options that are not exercisable upon the termination of Executive's employment, the options shall continue to vest and shall be exercisable for one year after the vesting date when such options first become exercisable.

3.4. Vacation. During the term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's Chairman and Executive.

3.5. Car and Commuting Expenses. During the term of this Agreement, Company will provide Executive with a luxury automobile for both business and personal use. Company will make available charter air and car services to Executive for business purposes and for commuting to and from work. Company shall pay Executive's reasonable car and train commuting expenses and Executive will reimburse the Company for charter air services used for commuting. Any amount included in Executive's W-2 wages relative to the car or commuting expenses shall be not be grossed up for tax purposes.

3.6. Business Expenses. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses incurred by Executive during the term of this Agreement, including travel expenses, incurred in the performance of his duties on the same basis as paid to other senior executives. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties. The amount of expenses eligible for reimbursement during a taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year.

3.7. Taxes. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

3.8. Benefit Plans. During the term of this Agreement, Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, Company's other executives.

4. Executive's Obligations.

4.1. Confidential Information. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive possessed prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

4.2. Solicitation.

4.2.1. Employees. Executive agrees that during his employment and for two years after the end of his employment, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

4.2.2. Third Parties. Executive agrees that during his employment and for two years following the end of his employment, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, landlord or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

4.3. Noncompetition. Executive agrees that for a period of two years following the end of his employment, for any reason, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which is understood to be the design, manufacture and retail sale (including Internet sales) of specialty clothing, accessories, shoes, and related items or any other line of business the Company becomes involved in prospectively by virtue expansion, acquisition and/or joint venture.

4.4. Cooperation.

4.4.1. With Company. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

4.4.2. With Third Parties. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

4.4.3. With Media. Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

4.5. Remedies. Executive agrees that any disputes under this paragraph shall not be subject to arbitration. If Executive breaches this paragraph, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

5. Termination and Related Benefits.

5.1. Death. This Agreement shall terminate automatically upon Executive's death, and Company shall pay his estate, any base salary earned by Executive, and any rights or benefits that have vested, including: (a) the Retirement Benefit (as hereinafter defined); (b) the LTI Account; (c) restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment by reason of death shall immediately vest in full and be paid by delivery of stock within 30 days after Executive's death ; (d) long-term performance restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment by reason of death shall (subject to achievement of the applicable performance goals) continue to vest in full, and be paid, without pro-ration, by delivery of stock within 30 days of vesting if the performance goal is met; and (e) all stock options immediately vest in full and will be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, or (ii) one year after the termination of employment. In addition, Company shall pay Executive's estate, any declared but unpaid annual incentive cash bonus that, but for Executive's death, would otherwise have been payable to Executive. Such payments shall be made in the time and manner specified in Section 5.7 of this Agreement.

5.2. Permanent Disability. Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested, including: (a) the Retirement Benefit (as hereinafter defined); (b) the LTI Account; (c) restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment by reason of disability shall immediately vest in full and be paid by delivery of stock within 30 days after Executive's disability; (d) long-term performance restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment by reason of disability shall (subject to achievement of the applicable performance goals) continue to vest in full, and be paid, without pro-ration, by delivery of stock within 30 days after vesting if the performance goal is met; and (e) all stock options shall immediately vest in full and will be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, or (ii) one year after the termination of employment. In addition, Company shall pay Executive any declared but unpaid annual incentive cash bonus that, but for Executive's disability, would otherwise have been payable to Executive. Such payments shall be made in the time and manner specified in Section 5.7 of this Agreement.

5.3. Retirement.

5.3.1. Retirement Benefit. Upon termination of Executive's employment with the Company for any reason, other than "for cause" as specified in paragraph 5.5 of this Agreement, Company shall pay to Executive, or in the event of Executive's death to his estate, a retirement benefit in an amount equal to Executive's total cash compensation (base salary plus any annual incentive bonus) for the highest compensated fiscal year of the prior seven fiscal years (the "Retirement Benefit"). Because Executive has earned a retirement benefit under his prior employment agreement, upon any termination of Executive's employment for any reason, other than "for cause" as specified in paragraph 5.5 of this Agreement, the Retirement Benefit will be at least $3,419,231.00. If Executive retires on or after February 1, 2013, then, subject to Section 5.8 of this Agreement, the Retirement Benefit shall be payable over five years in one hundred and thirty (130) equal bi-weekly installments on the same schedule as the Company's payroll beginning with the first pay period after termination of Executive's employment. If Executive retires before February 1, 2013, the Retirement Benefit shall be paid in the manner provided under Section 5.7 of this Agreement.

5.3.2. Retirement Health Insurance. Upon termination of Executive's employment with the Company for any reason, Company shall make available to Executive retirement health insurance for Executive and his dependents for his lifetime. Executive will pay all associated premiums for coverage.

5.4. Termination By Company Without Cause. The Company shall have the right, in addition to its rights set forth below in paragraph 5.5, to terminate this Agreement during its term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of such a termination, Company shall have only the following obligations:

  Pay Executive his earned but unpaid base salary, and all deferred compensation as provided in paragraph 5.8.
  Pay Executive severance in an amount equal to one year of Executive's then current base salary (the "Severance Payment") in the manner provided under Section 5.7 of this Agreement.
  Pay Executive the Retirement Benefit in the manner provided under Section 5.7 of this Agreement.
  Pay Executive any annual cash incentive bonus to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though Executive was not employed for the entire fiscal year.
  Outstanding stock options held by Executive shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, or (ii) (A) for options that are vested as of the termination of Executive's employment, for one year after the termination of employment and (B) for options that are not vested as of the termination of Executive's employment, the options shall continue to vest and shall be exercisable for one year after the vesting date when such options first become exercisable.
  Restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment shall continue to vest, without pro-ration, and be paid on the same schedule as if Executive's employment had not terminated.
  Long-term performance restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment shall continue to vest, without pro-ration, and be paid on the same schedule as if Executive's employment had not terminated by delivery of stock in the same manner upon vesting, to the extent that the performance goals established at the time of grant are met, even though Executive was not employed for the entire applicable performance period.
  Pay Executive the LTI Account in the manner provided under Section 5.7 of this Agreement.

5.5. Termination by Company For Cause. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

(i) willful violation of laws and regulations governing Company;

(ii) willful failure to substantially comply with any material terms of this Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

(iii) willful breach of fiduciary duties; or

(iv) conviction of or plea of guilty or no contest to a felony, involving fraud, bribery or embezzlement;

in each case only where Company reasonably determines the event has had or is likely to have a material adverse effect upon Company's operations or financial condition.

Failure to meet performance targets and measures shall not constitute "cause" as that term is used herein. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company shall pay Executive any base salary earned and any rights or benefits that have vested, including any declared but unpaid annual incentive cash bonus, the LTI Account, all deferred compensation, and any vested equity awards but excluding the Retirement Benefit, which shall be forfeited in its entirety as will all unvested equity awards.

5.6. Early Retirement. Executive may terminate this Agreement by electing early retirement at any time by giving at least 60 calendar days' written notice of his intention to retire to Company's Chairman, which Company may accept immediately. In the event of Executive's early retirement, Company will have no further obligations or liability hereunder to Executive, except Company shall pay Executive any base salary earned, and declared but unpaid bonuses, and any rights or benefits that have vested, including: (a) the Retirement Benefit; (b) the LTI Account; (c) restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment by reason of retirement shall continue to be paid, without pro-ration, by delivery of stock in the same manner on the anniversary of the grant on the same schedule as if Executive's employment had not terminated; (d) long-term performance restricted stock unit awards that have not been paid by delivery of stock prior to the termination of Executive's employment by reason of retirement shall continue to vest, without pro-ration, and be paid on the same schedule as if Executive's employment had not terminated by delivery of stock in the same manner upon vesting, to the extent that the performance goals established at the time of grant are met, even though Executive was not employed for the entire applicable performance period; and (e) stock options shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, or (ii) (A) for options that are vested as of the termination of Executive's employment, for one year after the termination of employment and (B) for options that are not vested as of the termination of Executive's employment, for one year after the vesting date when such options first become exercisable. Provided, however, that notwithstanding the forgoing and anything in this Agreement to the contrary, all restricted stock unit awards, long-term performance restricted stock unit awards, and stock option awards that were made or granted within six months prior to Executive's retirement shall terminate and shall never vest or become exercisable.

5.7. Payments Due Upon a Termination Before February 1, 2013. In the event of any termination of Executive's employment under this Agreement prior to February 1, 2013, Executive (or his estate) shall be paid any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination, and any unpaid, declared bonus, together with any unpaid business expenses properly incurred under this Agreement prior to termination. Such amounts shall be paid within 15 days of the date of termination, unless otherwise provided herein. Executive (or his estate) shall also have the right to exercise stock options in accordance with the terms of this Agreement, and Executive shall receive payout of the LTI Account, any Severance Payment owed to Executive, and the Retirement Benefit in a lump sum within 30 days of the termination, except as otherwise provided under Section 5.8 of this Agreement.

5.8. Timing of Payments. Notwithstanding anything in any subsection of this Section 5 to the contrary, if, when Executive's employment with Company terminates, Company believes that any payments under this Agreement will result in additional tax or interest to Executive under Internal Revenue Code Section 409A and the guidance promulgated there under ("Code Section 409A"), Company may suspend the payments to Executive under this Section 5 of amounts due within the first six months after the termination date. If Company suspends any payments, it will aggregate and pay these amounts to Executive on the earliest of (a) the date that is six months and one day after the termination date, (b) the date of the Executive's death, or (c) any earlier date that does not result in such additional tax or interest under Code Section 409A. In addition, any compensation deferred under the Company's Deferred Compensation Plan or otherwise in accordance with this Agreement shall be paid to Executive following the date of his termination of employment for any reason in accordance with Executive's payment elections on file.

6. Arbitration. Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

6.1. Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

6.2. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

6.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

6.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 6, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

7. General Provisions.

7.1. The parties agree that the covenants and promises set forth in paragraphs 4, 5 and 6 shall survive the termination of this Agreement and continue in full force and effect for the time periods set forth therein.

7.2. Except as otherwise provided in paragraph 6.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

7.3. This Agreement, along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

7.4. If Executive's employment terminates, for any reason whatsoever, he shall immediately tender his written resignation from the Board, if applicable, which resignation the Chairman may or may not accept.

7.5. Executive represents and warrants to Company that he is not now under, or bound to be under in the future, any obligation to any person, firm or corporation which is or would be inconsistent or in conflict with this Agreement, or that would prevent, limit, or impair in any way the performance of his obligations hereunder.

7.6. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

7.7. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

7.8. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the Pennsylvania choice of law rules.

7.9. Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's Chairman at Company's then principal office, or to Executive at the most recent home address. Notices are effective upon receipt.

7.10. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

7.11. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

7.12. To the extent that any provisions of this Agreement do not comply with Code Section 409A, which would cause Executive to incur any additional tax or interest under Code Section 409A, such terms of the Agreement shall be deemed to be modified, to the extent reasonably possible to do so, and applied by Company in a manner to be consistent with Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement consisting of 12 pages.

EXECUTIVE

/s/ James V. O'Donnell

James V. O'Donnell

Dated: January 11, 2010

AMERICAN EAGLE OUTFITTERS, INC.

By: /s/ Jay L. Schottenstein

Jay L. Schottenstein

Chairman

Dated: January 11, 2010